EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Stewart Information Services Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-159285, 333-124954, 333-88708, 333-77579 and 333-24075) on Form S-8 and the registration statement (No. 333-171716) on Form S-3 of Stewart Information Services Corporation of our reports dated March 6, 2013, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive earnings (loss) and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Stewart Information Services Corporation.

/s/ KPMG LLP

Houston, Texas

March 6, 2013